UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 30, 2015

DENNY’S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18051	13-3487402
(State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

203 East Main Street
Spartanburg, South Carolina 29319-0001
(Address of principal executive offices)
(Zip Code)

(864) 597-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 30, 2015, Denny's Corporation (the “Company”) entered into an Amended and Restated Credit Agreement among Denny's, Inc., as the Borrower, the Company, Denny's Realty, LLC and DFO, LLC, as Guarantors, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, Regions Bank and Citizens Bank, National Association, as Co-Syndication Agents, Cadence Bank N.A. and Fifth Third Bank, as Co-Documentation Agents, and the other lenders party thereto (the “New Credit Facility”). The New Credit Facility provides for a five-year $250 million senior secured revolver (with a $30 million letter of credit sublimit). Borrowings will bear a tiered interest rate, which is based on the Company's consolidated leverage ratio and is initially set at LIBOR plus 150 basis points. The New Credit Facility includes an accordion feature that would allow the Borrowers to increase the size of the facility to $325 million. The maturity date for the New Credit Facility is March 30, 2020.

The New Credit Facility is being used to refinance the Company's Old Credit Facility (as defined in Item 1.02 below) and will also be available for working capital, capital expenditures and other general corporate purposes. The New Credit Facility is guaranteed by the Company and its material subsidiaries and is secured by assets of the Company and its subsidiaries, including the stock of the Company's subsidiaries.

The New Credit Facility includes negative covenants that are usual for facilities and transactions of this type. The New Credit Facility also includes certain financial covenants with respect to a maximum consolidated leverage ratio and a minimum consolidated fixed charged coverage ratio.

The Borrowers will have the option to make certain prepayments under the New Credit Facility. The New Credit Facility includes events of default (and related remedies, including acceleration and increased interest rates following an event of default) that are usual for facilities and transactions of this type.

For additional information, see the press release attached hereto as Exhibit 99.1, which is hereby incorporated by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On March 30, 2015, the Company terminated its Credit Agreement dated as of April 24, 2013, among Denny's, Inc., as the Borrower, the Company, Denny's Realty, LLC and DFO, LLC, as Guarantors, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, Regions Bank and General Electric Capital Corporation, as Co-Syndication Agents, Cadence Bank N.A., Fifth Third Bank and RBS Citizens, N.A., as Co-Documentation Agents, and the other lenders party thereto, which established a credit facility in the original amount of $250 million (the “Old Credit Facility”). The Old Credit Facility was terminated in connection with the entry into the New Credit Facility described in Item 1.01 above.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The discussion in Item 1.01 of this Form 8-K regarding the New Credit Facility is hereby incorporated by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2015, Louis P. Neeb notified the Company of his decision to retire and not to stand for re-election to the Board of Directors of Denny’s Corporation at the upcoming Annual Stockholders meeting on May 21, 2015. Mr. Neeb, 75, who served as a board member since 2008, served on the board's Audit and Finance Committee, and Compensation and Incentives Committee. He stated that his desire to retire was the basis for his decision. He added that he would be 76 at the time of the next annual stockholders meeting, and that the board has an age limit of 75. Mr. Neeb also indicated that he had no disagreements with Denny’s, its management or the other directors.
Item 8.01 Other Events.

On March 31, 2015, the Board of Directors of Denny’s Corporation approved a new share repurchase program authorizing the Company to repurchase an additional $100 million of its common stock, in addition to repurchases previously authorized. As of March 31, 2015, the Company has approximately 3.4 million shares remaining available in its current ten million share stock repurchase program announced in April 2013. A copy of the press release is attached hereto as Exhibit 99.1, which is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1 -- Press release issued by Denny's Corporation on April 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denny's Corporation

Date: April 1, 2015	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer